Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement on Form S-3 (No. 333-261081) of Gatos Silver, Inc., and
2.	Registration Statements on Form S-8 (Nos. 333-249781 and 333-249782) of Gatos Silver, Inc.,
of our report dated February 20, 2024 (except for the effects of the restatement disclosed in Note 3, and Notes 11 and 16 of the consolidated financial statements, as to which the date is May 6, 2024), with respect to the consolidated financial statements of Gatos Silver, Inc. included in this Annual Report on (Form 10-K/A) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
May 6, 2024